 Exhibit 3.4

Certificate of Designation
 (PURSUANT TO NRS 78.1955)
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Certificate of Designation For
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Nevada Profit Corporations
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(Pursuant to NRS 78.1955)

1.  Name of corporation:    Embarr Downs

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

 Preferred Stock

i.
Designation and Amount. There shall be a series of Preferred Stock designated as "Series B Mandatory Convertible Preferred Stock," and the number of shares constituting such Series shall be 2,000,000. Such series is referred to herein as the "Series B Preferred Stock" or “Preferred Stock.”

ii.	Par Value. The stated par value shall be $.0001.

3. Rank. All shares of Preferred Stock shall rank superior with all of the Corporation's Common Stock, no par value (the "Common Stock"), now or hereafter issued, as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, including the payment of dividends.

4. Dividends. No dividend shall be declared or paid on the Preferred Stock.

5. No Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, the Series B Preferred shares shall have no priority on liquidation superior to that of the other Preferred Stock. The Series B Preferred shareholders will be entitled to preferential amounts paid in to the Corporation and be paid in full, for funds paid for the Series B Preferred Shares, if sufficient funds exist . The holders of shares of other series of Preferred Stock shall be entitled to participate with the Common Stock in all of the remaining assets of the Corporation available for distribution to its stockholders, ratably with the holders of Common Stock in proportion to the number of shares of Common Stock held by them, assuming for each holder of Preferred Stock on the record date for such distribution that each holder was the holder of record of the number (including any fraction) of shares of Common Stock into which the shares of Preferred Stock then held by such holder are then convertible. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Section 5, shall not be deemed to be occasioned by or to include any merger of the Corporation with or into one or more corporations or other entities, any acquisition or exchange of the outstanding shares of one or more classes or series of the Corporation, or any sale, lease, exchange, or other disposition of all or a part of the assets of the Corporation.

6. Voting Rights. The holders of the mandatory convertible preferred stock do not have voting rights other than those specifically required by Nevada law.

7. No Redemption. The shares of Preferred Stock are not redeemable, unless approved by the Board of Directors and agreed upon by the Series B Preferred Shareholders.

8. Conversion Provisions.

(a)
The company may convert, at any time by an affirmative vote of the Board of Directors, the shares of the Series B Preferred Stock into Common Stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

Hypothetical conversion values upon conversion: For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Series B Preferred Stock would receive upon conversion of one share of Series B Preferred Stock at various applicable market values for our common stock.
Stated Value of Series B Preferred Stock	Market Value of Common Stock	Number of shares of Common Stock to be Issued
$1.00	$0.05	20
$1.00	$0.10	10
$1.00	$0.15	7
$1.00	$0.20	5
$1.00	$0.25	4
$1.00	$0.30	3
$1.00	$0.35	3
$1.00	$0.40	3
$1.00	$0.45	2
$1.00	$0.50	2
$1.00	$0.75	1
$1.00	$1.00	1

(b)
Each share of the Series B Preferred Stock, unless previously converted, will automatically convert on August 31, 2018 (the “mandatory conversion date”), into a number of shares of common stock equal to a rate equal to $1.00 divided by the closing price of the Company’s Common Stock as listed by OTC Markets (“Market Value”) for the date the conversion was approved by the Board of Directors.  If no closing price is available, then the Market Value shall be assumed to be $1.00 per common share.  Any fractional share shall be rounded up to the nearest share.

Hypothetical conversion values upon mandatory conversion: For illustrative purposes only, the following table shows the number of shares of our common stock that a holder of our Series B Preferred Stock would receive upon conversion of one share of Series B Preferred Stock at various applicable market values for our common stock.

Stated Value of Series B Preferred Stock	Market Value of Common Stock	Number of shares of Common Stock to be Issued
$1.00	$0.05	20
$1.00	$0.10	10
$1.00	$0.15	7
$1.00	$0.20	5
$1.00	$0.25	4
$1.00	$0.30	3
$1.00	$0.35	3
$1.00	$0.40	3
$1.00	$0.45	2
$1.00	$0.50	2
$1.00	$0.75	1
$1.00	$1.00	1

9. Outstanding Shares. For purposes of these Articles of Designation, all shares of Preferred Stock shall be deemed outstanding except (i) from the date of surrender of certificates representing shares of Preferred Stock, all shares of Preferred Stock converted into Common Stock; and (ii) from the date of registration of transfer, all shares of Preferred Stock held of record by the Corporation or any subsidiary of the Corporation.

10. The Securities Act of 1933

(a)
Securities Not Registered. The shares of Preferred Stock have not been registered under the Securities Act of 1933 or the laws of any state of the United States and may not be transferred without such registration or an exemption from registration.

(b)
Restrictive Legends. Each share of Preferred Stock and certificate for Common Stock issued upon the conversion of any shares of Preferred Stock, and each preferred stock certificate issued upon the transfer of any such shares of Preferred Stock or Common Stock (except as otherwise permitted by this Section 10), shall be stamped or otherwise imprinted with a legend in substantially the following form:

"The securities represented hereby have not been registered under the Securities Act of 1933. Such securities may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act."

11. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.